Exhibit 99.1

Corporate Headquarters 1000 Six PPG Place Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com	Contact: Dan L. Greenfield 412-394-3004

ATI Announces Flat Rolled Products Leadership Transition

Pittsburgh, PA, October 13, 2014 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that Terry L. Dunlap, Executive Vice President, ATI Flat Rolled Products Group, has announced his decision to retire from ATI effective December 31, 2014, and that Robert S. Wetherbee, President, ATI Flat Rolled Products, will succeed Mr. Dunlap as Executive Vice President of the group effective January 1, 2015. Mr. Wetherbee will report to Richard J. Harshman, ATI’s Chairman, President and Chief Executive Officer, and will become a member of ATI’s Executive Council.

“Since being named President of ATI’s flat rolled products business unit in April 2014, Bob Wetherbee has worked closely with Terry Dunlap on a seamless transition of the leadership of the ATI flat rolled products’ operations,” said Rich Harshman. “Bob is well-qualified to assume the executive leadership of our Flat Rolled Products Group as we complete the commissioning of our Hot Rolling and Processing Facility (HRPF) and accelerate the reengineering of our flat rolled products business for a return to profitability and for long-term sustainable profitable growth.

“Terry Dunlap has led ATI’s flat rolled products business since 2002 and been a member of the ATI Executive Council since 2003. On behalf of the Board of Directors and all of the employees of ATI, I want to thank him for his leadership, commitment to excellence and many significant contributions over his 31-year career with ATI. Terry has been responsible for leading ATI’s flat rolled products business through a period of significant change and has championed significant improvements in safety and many successful capital projects.”

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ending June 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.